UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 25, 2012

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Xenia Avenue South, Suite 120

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 25, 2012, we entered into a sixth amendment to our credit agreement with Fifth Third Bank originally dated May 10, 2011.  Prior to the sixth amendment, the credit agreement provided for a term loan in the amount of $5.0 million which was advanced in May 2011, a term loan in the amount of $5.0 million which was advanced in December 2011, and a line of credit which decreased to $10.0 million upon completion of the sale-leaseback of our real property in Troy, Michigan, in May 2012.  Pursuant to the sixth amendment, the line of credit was increased by $2.0 million to $12.0 million and the date on which the line of credit will convert to a term loan was extended one year to December 31, 2013.  In addition, prior to the sixth amendment, the credit agreement would have required us to pay down one of our term loans by 25% of the net proceeds received from the issuance of equity securities described in Item 3.02 below.  Under the sixth amendment, the required term loan repayment was decreased to $1.0 million.  As a result of the sixth amendment, the total credit facility increased by $1.0 million net to $21.0 million.

The foregoing description of the sixth amendment does not purport to be complete and is qualified in its entirety by reference to the sixth amendment, which is filed as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 3.02           UNREGISTERED SALES OF EQUITY SECURITIES.

As previously disclosed, on June 10, 2012, we entered into a stock purchase agreement with Concept Development Partners, LLC (“CDP”), then the beneficial owner of approximately 72.1% of our common stock.  Under the stock purchase agreement, we agreed to issue 3,125,000 shares of newly issued common stock to CDP at a price per share of $2.08, such price representing the consolidated closing bid price per share on June 8, 2012.

On June 26, 2012, we completed the transaction contemplated by the stock purchase agreement by issuing 3,125,000 shares of our common stock to CDP at a price of $2.08 per share, resulting in gross proceeds to our company of $6.5 million.  We used $1.0 million of the net proceeds for the term loan repayment described in Item 1.01 above.  We plan to use the remaining net proceeds for general corporate purposes, including working capital.  As a result of this stock issuance, CDP became the beneficial owner of approximately 78.3% of our common stock.  The issuance was made in reliance upon the exemption provided in Section 4(2) of the Securities Act.  The certificate representing such shares contains a restrictive legend preventing sale, transfer or other disposition, unless registered under the Securities Act.  CDP received material information concerning our company, including, but not limited to, our reports on Form 10-K, Form 10-Q, and Form 8-K, as filed with the SEC, and had the opportunity to ask questions and obtain additional information.

On June 26, 2012, we issued a press release regarding our completion of the above-referenced transaction, which is attached hereto as Exhibit 99.

ITEM 8.01           OTHER EVENTS.

As previously disclosed in Item 3.01 of our Current Report on Form 8-K filed on January 26, 2012, we received notice from the Listing Qualifications Staff of The NASDAQ Stock Market that our common stock had become subject to delisting due to our failure to comply with the minimum shareholders’ equity requirement for continued listing set forth in NASDAQ Listing Rule 5550(b)(1) and we announced our intention to appeal such determination to a NASDAQ Hearings Panel.  We appealed the delisting determination and presented our plan of compliance to a NASDAQ Hearings Panel.  As previously disclosed in Item 8.01 of our Current Report on Form 8-K filed on March 28, 2012, the

Hearings Panel of The NASDAQ Stock Market granted our request for continued listing, subject to certain conditions.  In particular, the NASDAQ Hearings Panel granted our request for continued listing subject to the requirement that (1) on or before June 15, 2012, we report our execution of a definitive agreement for an equity investment in an amount sufficient to ensure that we would have shareholders’ equity in excess of $2.5 million upon completion of the transaction, and (2) on or before July 23, 2012, we (a) announce that we have closed a transaction that results in compliance with the minimum stockholders’ equity requirement and (b) provide updated financial projections demonstrating such compliance through June 30, 2013, with an explanation of the assumptions underlying the projections.

As of June 26, 2012, we had made both of the announcements required by the NASDAQ Hearings Panel and we had submitted updated financial projections which we believe demonstrate compliance with the minimum shareholders’ equity requirement through June 30, 2013; however, as of the date of this Current Report on Form 8-K, we are awaiting definitive guidance from the NASDAQ Hearings Panel regarding the continued listing of our common stock on The NASDAQ Capital Market.

If our common stock does not continue to be listed on The NASDAQ Capital Market, the shares would become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the shares in the open market.  In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet NASDAQ listing requirements.  Consequently, selling the shares would be more difficult because smaller quantities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of our company may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for the shares.  There can be no assurance that our common stock will continue to be listed on The NASDAQ Capital Market.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: June 26, 2012	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10	Sixth Amendment to Credit Agreement by and between the Registrant and Fifth Third Bank, dated June 25, 2012.

Exhibit 99	Press release dated June 26, 2012.